EXHIBIT 11.1 COMPUTATION OF PER SHARE EARNINGS



                                                      FOR THE THREE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                                            SEPTEMBER 30,                      SEPTEMBER 30,
                                                      --------------------------        -------------------------
                                                         1999           1998               1999           1998
                                                      -----------   ------------        -----------   -----------
Weighted average common stock ...............           8,224,014      7,916,148          8,114,794     7,896,767
Weighted average common stock equivalents ...             180,506        264,020            196,941       301,374
                                                       ----------     ----------         ----------    ----------

Weighted average common stock and
  equivalents ...............................           8,404,520      8,180,168          8,311,735     8,198,141
                                                       ==========     ==========         ==========    ==========
Net income ..................................          $  142,668     $  885,489         $4,417,167    $4,729,202
                                                       ==========     ==========         ==========    ==========

Net income per share - Basic ................          $     0.02     $     0.11         $     0.55    $     0.60
                                                       ==========     ==========         ==========    ==========
Net income per share - Diluted ..............          $     0.02     $     0.11         $     0.53    $     0.58
                                                       ==========     ==========         ==========    ==========